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                                                                    EXHIBIT 99.2

ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES

                                   SCHEDULE II



CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS DECEMBER 31, 2000, 1999 and 1998


                Column A                     Column B             Column C              Column D        Column E
                                                            Additions Charged To
                                                            --------------------
                                              Balance at
               DESCRIPTION                   Beginning of   Costs and      Other        Deductions        Balance at End
                                                Period       Expenses     Accounts                          of Period
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

Year ended December 31, 2000                    $714,517     $727,716                  $(938,804)(1)         $503,429

Year ended December 31, 1999                    $605,705     $461,801                  $(352,989)(1)         $714,517

Year ended December 31, 1998                    $490,000     $281,500                  $(165,795)(1)         $605,705


RESERVE FOR OBSOLETE INVENTORY:

Year ended December 31, 2000                    $445,000     $340,553                  $(445,000)(2)         $340,553

Year ended December 31, 1999                    $350,000     $445,000                  $(350,000)(2)         $445,000

Year ended December 31, 1998                    $291,000     $350,000                  $(291,000)(2)         $350,000



(1)      Amount charged off, net of recoveries

(2)      Represents adjustment upon disposal of related inventories